Exhibit 5.1

Eco Soil Systems, Inc.
10890 Thornmint Road, Suite 200
San Diego, California 92127


                                    Re:     Eco Soil Systems, Inc.
                                            Registration Statement on Form SB-2
                                            Registration No. 333-15883


Ladies and Gentlemen:

         We have acted as counsel to Eco Soil Systems, Inc. (the "Company"), a Nebraska corporation, in connection with a Registration Statement on Form SB-2 (the "Registration Statement") relating to the issuance and sale of 3,795,000 shares of Common Stock, $.005 par value (the "Shares"), of the Company. The Shares will be issued pursuant to an Underwriting Agreement (the "Underwriting Agreement") between the Company and R. J. Steichen and Company (the "Underwriter").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that the Shares will be issued and sold as described in the Registration Statement.

         Based on the foregoing, we are of the opinion that the Shares being sold by the Company have been duly authorized and, upon issuance, delivery and payment therefor as described in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

         The opinion set forth above is subject to the following qualifications and exceptions:

                  (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         We are admitted to practice in the State of Minnesota, and we express no opinion as to the laws of any jurisdiction other than the State of Minnesota and the federal laws of the United States of America. For purposes of our opinions set forth above with respect to corporate matters, we have relied solely on a review of (a) a copy of the Company's articles of incorporation, as certified by the Secretary of State of the State of Nebraska and (b) a good standing certificate issued with respect to the Company by the Secretary of State of the State of Nebraska. We are not able to express, and do not express, any opinion with respect to the Nebraska Business Corporation Act.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


Dated:  January 15, 1997

                                                 Very truly yours,

                                                 /s/ DORSEY & WHITNEY LLP